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EXHIBIT 99.4

                            ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "AGREEMENT") is entered into as of _July 29, 2003 (the "CLOSING DATE") by and among Upperspace Corporation, an Oklahoma corporation located at 600 SE 49th St., Pryor, OK 74361 ("SELLER"), and International Microcomputer Software, Inc., a California corporation located at 75 Rowland Way, Novato, CA 94945 ("BUYER").

In consideration of the premises and of the mutual agreements, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

Transfer of Assets.

Seller hereby sells to Buyer, and Buyer hereby purchases and accepts from Seller all of Seller's right, title and interest in and to the tangible and intangible assets of Seller, generally referred to as its computer aided design software ("CAD") business including, but not limited to the DesignCAD and related software products (as described in SCHEDULE 1, the "PRODUCTS") and all related assets including inventory, web sites and domain names relating to the Products, content, graphics, newsletters, archives, hardware, software, databases, mailing lists (postal and e-mail), customer lists, member lists, user lists, artist lists, marketing materials, trademarks, including all related goodwill, tradenames, copyright, patents, logos, development computer and server hardware, web site design and architecture (such hardware, software and equipment as have been necessary for Seller to develop and support CAD products immediately prior to the Closing Date and all such other assets associated with Seller's operation of the CAD business collectively hereafter the "BUSINESS"). These assets are more specifically listed in SCHEDULE 1 (collectively, the "ASSETS"), free and clear of any liens or encumbrances.

Liabilities.

Buyer is not assuming and shall not be liable for, and Seller shall retain and, as between Buyer and Seller, remain solely liable for and obligated to discharge, all of the debts, contracts, agreements, commitments, obligations and other liabilities of any nature of Seller, whether known or unknown, accrued or not accrued, fixed or contingent, and arising out of or resulting from the operations of Seller until the Closing Date, including any liabilities resulting from the sale of the Assets constituting a "bulk sale" under any state commercial code. Buyer is assuming and shall be solely liable for all debts, contracts, agreements, commitments, obligations and other liabilities of any nature, whether known or unknown, accrued or not accrued, fixed or contingent, and arising out of or resulting from the Buyer's operation of the Business after the Closing Date, including assumption of the obligations arising out of those agreements referenced in Section 5.1(e) herein.
Certain Tax Matters.

Seller shall be responsible for any sales or use, transfer, real property gains, excise or other similar taxes imposed on Seller and resulting directly from the sale of Assets or otherwise as a consequence of the transactions contemplated by this Agreement. Seller shall pay promptly when due, and reimburse, indemnify and hold harmless Buyer from the taxes described in the preceding sentence, including interest, penalties and additions to tax in respect thereof.
Purchase Price; Allocation.

PURCHASE PRICE. The total purchase price (the "PURCHASE PRICE") for the Assets and all other rights obtained pursuant to this Agreement will be:

A payment of seven hundred thousand dollars ($700,000), of which one hundred thousand Dollars ($100,000) shall be held in escrow for a period of twelve (12) months from closing to be used to fund any indemnity claims should they arise, as further described in that Escrow Agreement attached hereto as EXHIBIT A;

A Promissory Note in the form attached hereto as EXHIBIT B in the amount of three hundred thousand dollars ($300,000) payable in twelve months from the Closing Date and secured by the Assets; and An earn out totaling up to three hundred thousand dollars ($300,000) over three years based upon net revenue ("REVENUE"). As used herein, Revenue shall include: (i) all domestic and international revenues received by Buyer from all Products and new versions of such Products; (ii) all


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revenues received by Buyer resulting from Buyer's actions to upgrade users of the Products to any of Buyer's products, (iii) all revenues received by Buyer as a result of sublicenses of the Intellectual Property (as defined in Section 7.7) to any third parties for incorporation into other products; (iv) a pro rata portion of revenue received by Buyer and attributable to existing or new products of Buyer that incorporate software, code or technology acquired from Seller, and (v) revenues received by Buyer from sales of Products to Target Resellers pursuant to Section 2.01(b)(ii) of that Distribution Agreement between the parties attached as EXHIBIT C); provided, however, that Revenue shall not include revenues received by Buyer upon the sale of materials to Seller for resale by Seller pursuant to the Distribution Agreement. Revenue shall be calculated by Buyer based on U.S. generally accepted accounting principles, applied on a consistent basis ("GAAP") and adjusted as necessary for sales returns, allowances and bad debts. Seller shall be entitled to receive one dollar ($1.00) of additional payment for each two dollars ($2.00) of Revenue earned by the Business over the applicable Minimum amount, payable as follows:

Up to a maximum of one hundred thousand dollars ($100,000) provided that the Business generates between seven hundred fifty thousand dollars ($750,000) (the "FIRST MINIMUM") and nine hundred fifty thousand Dollars ($950,000) (the "FIRST MAXIMUM") of Revenue for the twelve (12) consecutive calendar months following the Closing.

An additional payment of up to a maximum of one hundred thousand dollars ($100,000) provided that the Business generates between eight hundred twenty-five thousand dollars ($825,000) (the "SECOND MINIMUM") and one million twenty-five thousand Dollars ($1,025,000) (the "SECOND MAXIMUM")of Revenue for the thirteenth through twenty-fourth (13 - 24) consecutive calendar months following the Closing.

An additional payment of up to a maximum of one hundred thousand dollars ($100,000) provided that the Business generates between nine hundred thousand dollars ($900,000) (the "THIRD MINIMUM") and one million one hundred thousand Dollars ($1,100,000) (the "THIRD MAXIMUM")of Revenue for the twenty-fifth through thirty-sixth (25 - 36) consecutive calendar months following the Closing. Any payments to be made to Seller pursuant to paragraphs (i), (ii) or
(iii) above shall be made forty-five (45) days following the applicable calculation period.

ALLOCATION OF PURCHASE PRICE. For purposes of complying with the requirements of
Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"), the Purchase Price shall be allocated as provided in SCHEDULE 4.2. Each party hereto agrees to prepare its federal and state income tax returns for all current and future tax reporting periods and file Form 8594 (and corresponding state forms) with respect to transfer of the Assets to Buyer contemplated under this Agreement in a manner consistent with such allocation. If any state or federal taxing authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to such challenge in order to preserve the effectiveness of the allocation.

POST-CLOSING ASSET ADJUSTMENTS.
As soon as reasonably practical after the Closing, but in no event more than thirty (30) days after the Closing Date, Buyer shall prepare (i) a detail of the Assets as of the close of business on the Closing Date (the "CLOSING DATE ASSET DETAIL "), together with (ii) a schedule (the "ADJUSTMENT REPORT") showing the purchase price adjustment, if any (the "NET ASSET ADJUSTMENT"), to be made to the extent that the value of the Assets presented in the Closing Date Asset Detail differs from the Purchase Price. The Closing Date Asset Detail shall be prepared in accordance with GAAP standards.

Buyer and Seller shall attempt to resolve all disputes between them regarding the Net Asset Adjustment. If Buyer and Seller cannot resolve all such disputes within thirty (30) days from the Closing Date, the matters in dispute shall be determined by a nationally recognized independent public accounting firm mutually satisfactory to Buyer and Seller (the "ARBITER"). Promptly, but not later than thirty (30) days after the acceptance of its appointment, the Arbiter shall determine (based solely on presentations by Seller and Buyer to the Arbiter and not by independent review) only those items in dispute and shall render a report as to its resolution of such items and the resulting calculation of the Net Asset Adjustment (the "FINAL NET ASSET ADJUSTMENT"). For purposes of the Arbiter's determination, the amounts to be included shall be the appropriate amounts from the Closing Date Asset Detail or the Adjustment Report, as the case may be, as to items that are not in dispute, and the amounts determined by the Arbiter, as to items that are submitted for resolution by the Arbiter. In resolving any disputed item, the Arbiter may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party. Buyer and Seller shall cooperate with the Arbiter in making its determination and such determination shall be conclusive and binding upon Buyer and Seller. Buyer and Seller shall each bear one-half of the fees and expenses of the Arbiter.

Within five Business Days after the final determination of the Net Asset Adjustment in accordance with this Section 4.4: either (x) Buyer shall pay Seller by wire transfer of immediately available funds the amount, if any, by which the Final Net Asset Adjustment is greater than zero; or (y) Seller shall pay Buyer by wire transfer of immediately available funds the amount, if any, by which the Final Net Asset Adjustment is less than zero.


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Nothing in this Section 4.4 or in the statements, reports or documents contemplated hereby shall affect the parties' rights and obligations in respect of a breach or alleged breach of any representation or warranty herein.

Closing.

The closing of the transaction contemplated by this Agreement (the "CLOSING") shall be deemed to occur simultaneously with execution of this Agreement. At the
Closing:

Seller shall deliver the Assets to Buyer, to the extent possible transmitting such Assets electronically to Buyer as directed by

Buyer.

Buyer shall deliver the Purchase Price to Seller.

Seller shall deliver to Buyer a General Bill of Sale substantially in the form of EXHIBIT D, duly executed by Seller, assigning to Buyer all of Seller's right, title and interest in and to the Assets.

Buyer and Seller shall execute the Escrow Agreement the Distribution Agreement, and a Security Agreement, attached as EXHIBIT E, governing the security interest in the Assets. Pursuant to the Distribution Agreement, [essential terms to be completed on finalization of Distribution Agreement].

Buyer shall assume the performance of all obligations arising under the Distribution and Republishing Agreements set forth on Schedule 1.

Post-Closing Matters.

After the Closing, Seller will execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to, and vesting in Buyer, of Seller's right, title and interest in and to the Assets, free and clear of all Liens (as defined in Section 7.6), in accordance with the terms of this Agreement.

RepresentationS and Warranties of Seller.

Seller represents and warrant to Buyer as follows:

ORGANIZATION. Seller is a corporation duly formed and validly existing under the laws of Oklahoma, and has full corporate power and authority and legal right to own and operate or lease the Assets and to carry on its business as presently conducted, to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto, and to consummate the transactions contemplated hereby and thereby. Seller is qualified to do business in Oklahoma and is not required to be qualified in any other state or other jurisdiction.

AUTHORITY. The execution and delivery of this Agreement (and all other agreements and instruments contemplated hereunder) by Seller, the performance by Seller of its or their obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors of Seller.

EXECUTION AND BINDING EFFECT. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and the other agreements and instruments to be executed and delivered by Seller pursuant hereto, upon their execution and delivery by Seller, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Buyer), legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms.

CONSENTS AND APPROVALS OF GOVERNMENTAL ENTITIES. There is no requirement applicable to Seller to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any local, state or federal government department or agency, whether of the U.S. or another country (each a "GOVERNMENTAL ENTITY") as a condition to the lawful consummation by Seller of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Seller pursuant hereto or the consummation by Seller of the transactions contemplated herein or therein.

NO VIOLATION. Neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both: (i) conflict with, violate or result in any breach of the terms, conditions or provisions of the articles, bylaws or other organizational documents or agreements of Seller; (ii) conflict with or result in a violation or breach of, or constitute a default or require consent of any individual, corporation, partnership, trust or unincorporated organization or Governmental Entity ("PERSON") (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise permit, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller, any of the properties or assets of Seller may be bound, where such conflict, violation, breach, default or consent would have a material adverse effect on the Assets; or (iii) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Seller or by which any properties or assets of Seller may be bound, where such violation would have a material adverse effect on the Assets.

ASSETS GENERALLY. Seller holds valid title to all of the Assets and has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Assets to Buyer. Buyer hereby acquires valid title to the Assets free and clear of any mortgages, pledges, liens, security interests, encumbrances, charges or other claims of third parties of any kind ("LIENS"). No Person other than Seller has any right or interest in the Assets, including the right to grant interests in the Assets to third parties.


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INTELLECTUAL PROPERTY.
As used herein, "INTELLECTUAL PROPERTY" shall refer to:
the Products;

Any and all copyrights in writings, artwork, clipart, CAD symbols, webart, sounds, graphics, photographs, animations, images, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction in and relating to the Assets ("COPYRIGHTS");

All rights to all fictional business names, trademarks and service marks (registered or unregistered), trade dress, trade names, domain names, URLs and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith and relating to the Products (collectively the "MARKS");

All patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, all relating to the Products (collectively the "PATENTS");

All trade secrets and know-how, including confidential and other non-public information relating to the Products, and the right in any jurisdiction to limit the use or disclosure thereof ("TRADE SECRETS"); All agreements relating to the Products to which Seller is a party or by which Seller is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which Seller is the licensee;

All books and records relating to the Assets, and lists of all licensees and vendor of the Assets; and All claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing. Except as listed on Schedule 1, Seller has not entered into any joint ventures, licenses, sublicenses or other arrangements whereby a third party has the right to, or use of, any of the Intellectual Property, and all contracts, agreements and arrangements to which Seller is a party in regard to the Intellectual Property are fully transferable to Seller without consent of any third party. All Intellectual Property is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees which have fallen due on or prior to the Closing Date have been paid. The grants, registrations and applications for the Intellectual Property have not lapsed, expired or been abandoned and no application or registration thereof is the subject of any legal or governmental proceeding before any governmental, registration or other authority in any jurisdiction. All products made, used, or sold under the Intellectual Property have been marked with the proper notice. All products and materials containing a Mark bear the proper notice where permitted by law.

Trade Secrets.

Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets. Seller has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Seller's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

To the Knowledge of Seller, there are no conflicts with or infringements of any Intellectual Property by any third party. No Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding. No Mark has been or is now involved in any opposition, invalidation or cancellation and, to Seller's Knowledge, no such action is threatened with respect to any of the Marks. The conduct of Seller's business as currently conducted does not conflict with or infringe in any way with any proprietary right of any third party, which conflict or infringement could have a material adverse effect on Seller, the Intellectual Property or the Business. There is no claim, suit, action or proceeding pending or threatened against Seller (i) alleging any such conflict or infringement with any third party's proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

Seller has not entered into any material consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any person relating to the Intellectual Property or the intellectual property of any third party other than as may be contained in the agreements listed in Schedule 1. Except as set forth in Schedule 1, Seller is not under any obligation to pay royalties or similar payments in connection with any license to any of its Affiliates.

The Intellectual Property does not infringe any patent, trade name, trademark, copyright, trade secret or any other intellectual property right of any Person, without the necessity of relying upon any license held by Seller to any such intellectual property right of any Person. Seller specifically represents that it is not aware of any other international licenses, patents, trade name, trademark, copyright, trade secret or any other intellectual property rights relating to the Business or the Products held by any Person in any other countries than the United States except as listed on the attached


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Schedules. There is no pending or threatened claim by Seller against any Person for infringement, misuse or misappropriation of any of the Assets. Seller is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, trademark, trade name, copyright, trade secret or other intellectual property rights, with respect to the use thereof or in connection with the conduct of Seller's business or otherwise.

No former or present employees, officers, directors or consultants or contractors of or to Seller hold any right, title or interest directly or indirectly, in whole or in part, in or to any Intellectual Property.

The Assets are sufficient, adequate and all that is necessary for the Business to be continued as contemplated herein and in the Distribution Agreement.

SOFTWARE.

To the extent the Products have been designed or developed by Seller's management information or development staff or by consultants on Seller's behalf, such Products are original and are protected by the copyright laws of the United States, and Seller has complete rights to and ownership of the Assets. No part of any of the Assets or the use thereof infringes upon the rights of any other person or entity, or violates or infringes upon any common law or statutory rights of any other person or entity, including, without limitation, rights relating to defamation, contractual rights, copyrights, patents, trade secrets and rights of privacy or publicity. Seller has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered the Assets. Apart from the Alliance DXF and DWG import/export file filters licensed from the OpenDWG Alliance, which may be transferred only to other members of the OpenDWG Alliance, the Products and any software components incorporated into such Products, to the extent licensed from any third party licensor or constituting "off-the-shelf" software, are held by Seller legitimately and are fully and freely transferable without any third party consent. All of Seller's computer hardware being transferred to Buyer has legitimately-licensed software installed therein.

The Products are free from any significant software defect or programming or documentation error, operates and run in a reasonable and efficient business manner, conforms to the specifications thereof, and, with respect to owned Products, the applications can be recreated from their associated source code.

Seller has not knowingly altered the data, or any Product or supporting software which may in turn damage the integrity of the data, stored in electronic, optical or magnetic form. Seller has no knowledge of the existence of any bugs or viruses with respect to the Products which cause the Products to be commercially nonviable.

EMPLOYEES. Buyer intends to extend offers of employment to certain employees of Seller. No Seller employee or consultant is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with his or her obligation to use his or her best efforts to promote the interests of Seller in the Assets. There are no written or oral contracts of employment between Seller and any Employee or consultant to Seller who has provided substantial services to Seller regarding the Business.

TAXES. All sales and use taxes, real and personal property taxes, gross receipts taxes, documentary transfer taxes, employment taxes, withholding taxes, unemployment insurance contributions and other taxes or governmental charges of any kind, however denominated, including any interest, penalties and additions to tax in respect thereto, for which Buyer could become liable as a result of acquiring the Assets or which could result in a lien on or charge against the Assets (collectively, "TAXES") have been or will be paid for all periods (or portions thereof) prior to the due dates thereof. Seller and any other person required to file returns or reports of Taxes have duly and timely filed (or will file prior to the Closing Date) all returns and reports of Taxes required to be filed prior to such date, and all such returns and reports are true, correct, and complete. There are no liens for Taxes on any of the Assets. There are no pending or, to the knowledge of Seller, threatened proceedings with respect to Taxes, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

CLAIMS. There are no claims, actions, suits, inquiries, proceedings or investigations relating to Seller or the Assets which are currently pending or, to the best knowledge of Seller, threatened, at law or in equity or before or by any Governmental Entity. There are no claims relating to any of the Assets containing allegations that the Assets are defective or in breach of any warranty, or were improperly designed or manufactured or improperly labeled.

DEFAULTS. Seller is not (or has not received notice of any) default under or with respect to any judgment, order, writ, injunction or decree of any court or any Governmental Entity relating to (or that could affect) any of the Assets. There does not exist any default by Seller, to the knowledge of Seller, by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any agreement (including, without limitation, any of the Transferred Agreements) entered into by Seller which could adversely affect the Assets.

FULL DISCLOSURE. Seller is not aware of any facts pertaining to the Assets which could affect the Assets in a material adverse manner or which are likely in the future to affect the Assets in a material adverse manner. Neither this Agreement nor any other agreement, exhibit, schedule or certificate being entered into or delivered pursuant hereto contains any


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untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein contained not misleading.

FAIR CONSIDERATION; NO FRAUDULENT CONVEYANCE. The sale of the Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration, Seller is not now insolvent and Seller will not be rendered insolvent by the sale, transfer and assignment of the Assets pursuant to the terms of this Agreement. Seller is not entering into this Agreement and the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller whatsoever to any of the Assets in the hands of Buyer after the Closing.

Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

ORGANIZATION. Buyer is a corporation duly formed and validly existing under the laws of California, and has full corporate power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

AUTHORITY. The execution and delivery of this Agreement (and all other agreements and instruments contemplated hereunder) by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors of Buyer. No other act or proceeding on the part of Buyer or its members is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

EXECUTION AND BINDING EFFECT. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, upon their execution and delivery by Buyer, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Sellers), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.

CONSENT AND APPROVALS. There is no requirement applicable to Buyer to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated herein or therein.

NO VIOLATION. Neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both: (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the articles or bylaws of Buyer; (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, where such conflict, violation, breach, default or consent would have a material adverse effect on the business or assets of Buyer; or (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Buyer or by which any of its properties or assets may be bound, where such violation would have a material adverse effect on the business or assets of Buyer.

FAIR CONSIDERATION; NO FRAUDULENT CONVEYANCE. The sale of the Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration, Buyer is not now insolvent and Buyer will not be rendered insolvent by the purchase of the Assets pursuant to the terms of this Agreement. Seller is not entering into this Agreement and the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect.

BUYER REVIEW OF PRODUCTS. Buyer has reviewed those of the Products which are commercially available as of the Closing Date, and has deemed them to be free of any bugs or viruses which would cause such Products to be commercially nonviable.

Covenants of Seller.

NONDISCLOSURE; NONCOMPETITION; NONSOLICITATION.

From and after the Closing Date for a period of three (3) years, Seller shall not use, divulge, furnish or make accessible to anyone any proprietary, material non-public, confidential or secret information to the extent relating to the Business (including, without limitation, customer lists, supplier lists and pricing and marketing arrangements with customers or suppliers), and Seller shall cooperate reasonably with the Buyer in preserving such proprietary, confidential or secret


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aspects of the Business. Notwithstanding the foregoing, nothing in this
Agreement shall prohibit the disclosure of the tax treatment and tax structure, each as defined in Treasury Regulations Section 1.6011-4, of the transaction (but no other details about the matters covered by this Agreement, including, without limitation, the identities of the parties except as may be required by legal rule, regulation or legal process). From and after the Closing Date, Seller shall not, and it shall cause each of its Affiliates, officers and directors (so long as such officers and directors are serving as such) not to, directly or indirectly, (i) engage in Competitive Business Activities (as hereinafter defined); (ii) own stock or otherwise have an equity interest in or be affiliated with any person or entity engaged in Competitive Business Activities (except as a stockholder holding less than 5% of the stock of a publicly held corporation); or (iii) utilize its special knowledge of the Business or its relationships with customers, suppliers or others to compete with the Buyer in its conduct of the Business after the Closing Date, for the period applicable to such aspect of the Business, as set forth in Section 9.1(c) below.

As used herein, "COMPETITIVE BUSINESS ACTIVITIES" shall mean:

development or sale, during the three (3) year period following the Closing Date, of general purpose CAD or mechanical CAD products, other than those products to be offered by Seller immediately following the Closing, and new versions of such products, except as otherwise provided herein and in the Distribution Agreement; and

development or sale during the two (2) year period following the Closing Date, of home design products, other than those products to be offered by Seller immediately following the Closing, and new versions of such products, except as otherwise provided herein and in the Distribution Agreement.

Notwithstanding the foregoing, development and sale of remote control [vehicle] modeling software shall not be deemed a Competitive Business Activity and shall be unrestricted by this Agreement.

Seller shall not, directly or indirectly, for a period of three (3) years from the Closing Date, (i) solicit for hire or enter into any contractual arrangement with Chao Chyuan-Shi, Kevan Chapman or Jerry Herring (each an "EMPLOYEE") without the prior written consent of the Buyer unless such Employee has not been employed or otherwise engaged by the Buyer for a period of one year; or (ii) call on or solicit any of the customers of the Business or make known the names and addresses of such customers or any other information relating in any manner to the Business, except to the extent that such customer was a purchaser of Seller's products other than the Products prior to the Closing, and any such call, solicitation or provision of information relates to the conduct of Seller's business after the Closing in accordance with the terms of this Agreement and the Distribution Agreement. Seller agrees that repeated violations of this Section will cause irreparable injury to the Buyer, and the Buyer shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Seller from doing or continuing to do any such violation and any other violations or threatened violations of this Section.

Seller acknowledges and agrees that the covenants set forth in this Section are reasonable and valid in scope and in all other respects. If any of such covenants is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

TAXES. Seller shall, to the extent that failure to do so could adversely affect the Assets following Closing: (i) continue to file within the required time period for filing all returns and reports relating to Taxes required to be filed by Seller, and such returns and reports shall be true, correct and complete; and
(ii) be responsible for and pay when due any and all Taxes attributable to, levied or imposed upon the Assets for periods (or portions thereof) ending on or prior to the Closing.

POST-CLOSING COOPERATION. Seller agrees that, if requested by Buyer, it will cooperate with Buyer in enforcing the terms of any agreements between Seller and any third party involving the Assets, including without limitation terms relating to the protection of intellectual property rights. In the event that Buyer is unable to enforce its intellectual property rights against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, Seller agrees to reasonably cooperate with Buyer by assigning to Buyer such rights as may be required by Buyer to enforce its intellectual property rights in its own name.

NO DISTRIBUTION OF PRODUCTS. All distribution agreements under which Seller has granted a right to resell or otherwise distribute the products, including a brief description of the termination provisions of each such agreement, are listed in Schedule 1. Indemnification.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller in Section 7 shall survive for a period one year after the Closing Date, except for claims for fraud, which shall survive indefinitely, and claims for Taxes, which shall survive until lapse of the applicable statute of limitations (including extensions thereof). No investigation, or knowledge acquired, by Buyer or on behalf of Buyer with respect to any breach of any representation or warranty made by Sellers or any other matter shall affect Buyer's rights to indemnification pursuant to this Section 10.

INDEMNIFICATION BY SELLER. Seller shall indemnify and hold harmless Buyer, each direct and indirect subsidiary of Buyer and each of their officers, directors, employees, agents, successors and assigns ("BUYER INDEMNITEES") for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, legal costs and expenses and interest on the amount of any loss from the date suffered or incurred by Buyer Indemnitee) (a "LOSS") arising out of, resulting from or caused by: (i) any breach or the inaccuracy of any of the representations, warranties, covenants, or agreements in this Agreement made by Seller, and (ii) all liabilities or obligations, including, without limitation, those relating to Taxes, (whether known or unknown, accrued or not accrued, fixed or contingent) of Seller existing at Closing. The obligation of Seller to indemnify Buyer under this Section 10.2 shall not be limited in time or amount; provided that (except in the case of fraud by Seller and claims for Taxes) the aggregate liability for claims made solely for breaches of representations and warranties under Section 10.4(a) shall not exceed the Purchase Price, and the indemnification obligations relating to such claims shall terminate one (1) year from the date of this Agreement. Without limiting the generality or effect of the foregoing, Seller shall indemnify, defend and hold harmless Buyer and each of its Affiliates (as defined in Rule 501 under the Securities Act of 1933, as amended) from and against any and all Loss resulting from or arising out of any of the following:

(i) any liability to any Employee as of the Closing Date arising in connection with their employment by Seller, including, without limitation, post-retirement health benefits, to the extent not fully funded immediately prior to the Closing, and (ii) any severance or other benefit payable to any Employee by reason of this Agreement or the transactions contemplated hereby, including, without limitation, any stay bonus, golden parachute or other change-in-control payment or benefit;

Any claim or liability resulting from or in connection with Seller having failed to obtain, prior to the Closing Date, the approval of its shareholders for any of the transactions contemplated by this Agreement or any other document contemplated herein; or

Any claim or liability resulting from or in connection with Seller's breach, prior to the Closing Date, of the terms of any license agreement or Seller's failure to obtain a license for Seller's use of any software incorporated into a Product prior to the Closing Date.

INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless Seller ("SELLER INDEMNITEES") for any and all Losses arising out of or resulting from a liability or obligation, including, without limitation, those relating to Taxes, (whether known or unknown, accrued or not accrued, fixed and determined or contingent) of Buyer arising out of or resulting from the use or sale of the Assets by Buyer after the Closing Date, other than a liability or obligation for which any Buyer Indemnitee is entitled to indemnification from Seller pursuant to the provisions of Section 10.2. Buyer's obligation to indemnify Seller under this Section 10.3 shall not be limited in time or amount.

INDEMNIFICATION PROCEDURE.
Whenever any Loss shall be asserted against or incurred by a Buyer Indemnitee or Seller Indemnitee (the "INDEMNIFIED PARTY"), the Indemnified Party shall give written notice thereof (a "CLAIM") to Seller or Buyer, respectively (the "INDEMNIFYING PARTY"). The Indemnified Party shall furnish to the Indemnifying Party in reasonable detail such information as the Indemnified Party may have with respect to the Claim (including in any case copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). The failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement.

If the Claim is based on a claim of a person that is not a party to this Agreement, the Indemnifying Party shall, at its expense, undertake the defense of such Claim with attorneys of its own choosing reasonably satisfactory to the Indemnified Party. In the event the Indemnifying Party, within a reasonable time after receiving notice of a Claim from the Indemnified Party, fails to defend the Claim, the Indemnified Party may, at the Indemnifying Party's expense, undertake the defense of the Claim and may compromise or settle the Claim, all for the account of the Indemnifying Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Claim, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 10.4 for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except for such expenses incurred in connection with cooperation with, or at the request of, the Indemnifying Party; provided, however, that the Indemnified Party shall have the right to employ counsel to represent it if, in the Indemnified Party's reasonable judgment, based upon the advice of counsel, it is advisable, in light of the separate interests of the Indemnified Party and the Indemnifying Party, for the Indemnified Party to be represented by separate counsel, and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party.

The Indemnifying Party shall not, except with the consent of the Indemnified Party, given in its sole discretion, consent to entry of any judgment or enter into any settlement.

General Terms.

NOTICES. Every notice or other communication required or contemplated by this Agreement by either party shall be delivered to the other party at the address first set forth above by: (i) personal delivery; (ii) postage prepaid, return receipt requested, registered or certified mail; (iii) internationally recognized express courier, such as Federal Express, UPS or DHL; or (iv) facsimile or email with a confirmation copy sent simultaneously by postal mail. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

SEVERABILITY. In the event any provision of this Agreement shall be determined to be invalid or unenforceable under applicable law, all other provisions of this Agreement shall continue in full force and effect unless such invalidity or unenforceability causes substantial deviation from the underlying intent of the parties expressed in this Agreement or unless the invalid or unenforceable provisions comprise an integral part of, or are inseparable from, the remainder of this Agreement. If this Agreement continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

AMENDMENTS AND WAIVERS. No amendment, modification, termination or waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective without the written concurrence of the other party hereto. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. No notice to or demand on any party in any case shall entitle any other party to any other or further notice or demand in similar or other circumstances.

ABSENCE OF THIRD-PARTY BENEFICIARIES. No provisions of this Agreement, express or implied, are intended or shall be construed to confer upon or give to any Person other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement unless specifically provided otherwise herein, and except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

GOVERNING LAW. The validity, construction, performance and enforceability of this Agreement shall be governed in all respects by the laws of the State of California, without reference to the choice-of-law principles thereof.

INTERPRETATION. This Agreement, including any exhibits, addenda, schedules and amendments, has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties and this Agreement. The article and section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

ENTIRE AGREEMENT. The terms of this Agreement and the other writings referred to herein and delivered by the parties hereto are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement, together with the exhibits and schedules hereto, shall constitute the complete and exclusive statement of its terms. The parties acknowledge and agree that this Agreement and exhibits and schedules hereto constitute the agreements necessary to accomplish the transactions contemplated by this Agreement and are parts of an integrated arrangement between the parties with respect to the purchase and sale of the Assets.

COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

EXPENSES. Each of the parties agrees to pay its own expenses in connection with the transactions contemplated by this Agreement, including without limitation legal, consulting, accounting and investment banking fees, whether or not such transactions are consummated.


[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the authorized officers of Seller and Buyer as of the date first above written.

UPPERSPACE CORPORATION          INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

/s/ Mike Webster                /s/ ROBERT MAYER
Mike Webster                    Robert Mayer
CEO                             Executive Vice President